EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

SEALSQ Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value $0.01 per share	Rules 457(c) and 457(h)	9,930,513 Ordinary Shares (2)	$2.32 (3)	$23,038,790.16	$0.00015310	$3,527.24

Equity	Ordinary Shares, par value $0.01 per share	Rules 457(c) and 457(h)	5,069,487 Ordinary Shares (4)	$0.01 (5)	$50,694.87	$0.00015310	$7.76
Total Offering Amounts					$23,089,485.03		$3,535.00
Total Fee Offsets (6)							$0
Net Fee Due							$3,535.00

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers an indeterminate number of additional shares that may be issued pursuant to the above-named plans as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Ordinary Shares.

(2) Represents 9,930,513 Ordinary Shares available for issuance under the SEALSQ Corp Ordinary Share Option Plan (the “Option Plan”).

(3) This estimate is made pursuant to Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the Registration fee. The Proposed Maximum Offering Price Per Share is $2.32 which is the average of the high and low prices for the Registrant’s Ordinary Shares as reported on The Nasdaq Capital Market on May 6, 2025.

(4) Represents 5,069,487 Ordinary Shares subject to outstanding options under the Option Plan. Each of the options has an exercise price per share equal to the Registrant’s Ordinary Share par value.

(5) This estimate is made pursuant to Rule 457 of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $0.01 per share, which is the weighted average exercise price of outstanding options granted under the Option Plan being registered.

(6) The Registrant does not have any fee offsets.